Exhibit (a)1(i)

RESOLVED, that the Board hereby amends the first two paragraphs of Article FIFTH of the Articles of Incorporation of the Corporation to read as follows, effective April 23, 2007:

FIFTH: The total number of shares of capital stock which the corporation shall have authority to issue is fifty-eight billion (58,000,000,000) shares of the par value of one cent ($0.01) per share and the aggregate par value of Five Hundred Eighty Million Dollars ($580,000,000). Fifty-five billion (55,000,000,000) shares shall be divided into the following classes of capital stock, each class comprising the number of shares and having the designations indicated, subject, however, to the authority to increase and decrease the number of shares of any class hereinafter granted to the Board of Directors:

CLASS	NUMBER OF SHARES
Index 500 Stock Portfolio Capital Stock	2,000,000,000

Select Bond Portfolio Capital Stock	2,000,000,000

Money Market Portfolio Capital Stock	2,000,000,000

Balanced Portfolio Capital Stock	3,000,000,000

Mid Cap Growth Stock Portfolio Capital Stock	2,000,000,000

Franklin Templeton International Equity Portfolio Capital Stock	2,000,000,000

High Yield Bond Portfolio Capital Stock	2,000,000,000

Large Cap Core Stock Portfolio Capital Stock	2,000,000,000

Growth Stock Portfolio Capital Stock	2,000,000,000

Index 400 Stock Portfolio Capital Stock	2,000,000,000

Small Cap Growth Stock Portfolio Capital Stock	2,000,000,000

T. Rowe Price Small Cap Value Portfolio Capital Stock	2,000,000,000

International Growth Portfolio Capital Stock	2,000,000,000

Capital Guardian Domestic Equity Portfolio Capital Stock	2,000,000,000

Asset Allocation Portfolio Capital Stock	2,000,000,000

AllianceBernstein Mid Cap Value Portfolio Capital Stock	2,000,000,000

Janus Capital Appreciation Portfolio Capital Stock	2,000,000,000

T. Rowe Price Equity Income Portfolio Capital Stock	2,000,000,000

Capital Guardian Large Cap Blend Portfolio Capital Stock	2,000,000,000

American Century Large Company Value Portfolio Capital Stock	2,000,000,000

Index 600 Stock Portfolio Capital Stock	2,000,000,000

MFS® Research International Core Portfolio Capital Stock	2,000,000,000

MFS® Emerging Markets Equity Portfolio Capital Stock	2,000,000,000

American Century Inflation Proection Portfolio Capital Stock	2,000,000,000

Short Term Bond Portfolio Capital Stock	2,000,000,000

PIMCO Long-Term U.S. Government Bond Portfolio Capital Stock	2,000,000,000

PIMCO Multi-Sector Bond Portfolio Capital Stock	2,000,000,000

Unallocated	3,000,000,000

TOTAL	58,000,000,000

The balance of three billion (3,000,000,000) shares of such stock may be issued in such classes, or in any new class or classes each comprising such number of shares and having such designations, such powers, preferences and rights and such qualifications, limitations and restrictions as shall be fixed and determined from time to time by resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors, to whom authority so to fix and determine the same is hereby expressly granted. In addition, the Board of Directors is hereby expressly granted authority to increase or decrease the number of shares of any class, but the number of shares of any class shall not be decreased by the Board of Directors below the number of shares thereof then outstanding.

FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized and directed to prepare amended Articles of Incorporation to reflect the actions taken by these resolutions, to file such amended Articles of Incorporation in accordance with the applicable requirements of the laws of Maryland and at such time as the officers deem appropriate, and to pay such franchise and bonus taxes as may be due.

FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized and directed either enter into new agreements, or amend the existing agreements, with Brown Brothers Harriman & Co. and/or J.P Morgan Chase relating to the custody of the domestic and international assets of the new Portfolios of the Company, on terms and conditions similar to those in place for the existing Portfolios, subject to such changes, amendments or additions as the officers of the Series Fund deem necessary or appropriate;

FURTHER RESOLVED, that the persons currently authorized to issue instructions under the foregoing agreements be, and they hereby are, authorized to provide instructions with respect to the Short-Term Bond Portfolio, Index 600 Stock Portfolio, Capital Guardian Large Cap Blend Portfolio, American Century Large Company Value Portfolio, American Century Inflation Protection Portfolio, MFS Research International Core Portfolio, MFS Emerging Markets Equity Portfolio, PIMCO Long-Term U.S. Government Bond Portfolio and the PIMCO Multi-Sector Bond Portfolio;

FURTHER RESOLVED, that the officers of the Series Fund be, and they hereby are, authorized to designate additional persons as authorized by these resolutions, each of whom may authorize other individuals to designate additional persons, and to limit and terminate any such authorization, and to certify to the custodians or other parties the authority of such individuals to so act;

FURTHER RESOLVED, that the officers of the Series Fund be, and they hereby are, authorized, empowered and directed to take, or cause to be taken, all such further action, and to execute and deliver or cause to be executed and delivered, all such certificates, instruments and other documents in the name and on behalf of the Company as in the judgment of the officer or officers so acting, may be necessary or advisable, to carry out the purposes of the foregoing resolutions; and